Alcoa Home Exteriors, Inc.
Financial Statements
December 31, 2005, 2004 and 2003

Report of Independent Auditors

To the Shareholder of
Alcoa Home Exteriors, Inc.

We have audited the accompanying balance sheets of Alcoa Home Exteriors, Inc. (the “Company”) as of December 31, 2005 and 2004, and the related statements of income, enterprise capital and cash flows for each of three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As disclosed in Note B to the financial statements, the Company adopted the first-in, first-out method of accounting for its inventories on January 1, 2003. The Company previously used the last-in, first-out method. Although use of the first-in, first-out method is in conformity with accounting principles generally accepted in the United States of America, in our opinion the Company has not provided reasonable justification for making this change as required by those principles.

In our opinion, except for the change in accounting principle discussed in the preceding paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of Alcoa Home Exteriors, Inc. at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

July 24, 2006
Pittsburgh, Pennsylvania

Alcoa Home Exteriors, Inc.
Balance Sheets
December 31, 2005 and 2004

(in thousands of dollars)

	2005	2004

Assets
Current assets
Cash and cash equivalents	$2	$2
Receivables, less allowances of $8,256 and $10,475	48,537	33,461
Inventories	81,312	56,360
Deferred income taxes, current portion	12,597	12,735
Prepaid expenses and other current assets	-	20
Total current assets	142,448	102,578
Properties, plants and equipment, net	49,647	52,035
Computer software, net of accumulated amortization of
$2,187 and $1,670	4,767	1,232
Deferred income taxes	23,905	22,124
Goodwill	22,083	22,083
Intangible pension asset	592	646
Other intangible assets, net	443	532
Other assets	37	477
Total assets	$243,922	$201,707
Liabilities
Current liabilities
Accounts payable, trade	$84,037	$46,690
Short-term borrowings	6,092	14,004
Accrued warranties, current portion	10,500	10,225
Accrued compensation and benefits	9,309	9,131
Accrued taxes, other than income taxes	1,956	1,797
Other current liabilities	2,174	5,355
Total current liabilities	114,068	87,202
Accrued pension benefits	23,288	11,850
Accrued other post retirement benefits	29,636	30,172
Accrued warranties	13,985	20,133
Noncurrent liabilities	1,389	1,458
Total liabilities	182,366	150,815
Contingencies and commitments
Enterprise Capital
Net intercompany balance with Alcoa and subsidiaries	(74,689)	(73,311)
Divisional equity	146,488	130,015
Accumulated other comprehensive loss	(10,243)	(5,812)
Total enterprise capital	61,556	50,892
Total liabilities and enterprise capital	$243,922	$201,707

The accompanying notes are an integral part of the financial statements.

Alcoa Home Exteriors, Inc.
Statements of Income
Years Ended December 31, 2005, 2004 and 2003

(in thousands of dollars)

	2005	2004	2003

Revenues
Sales	$573,780	$586,458	$526,609
Sales to related parties	411	303	393
	574,191	586,761	527,002
Costs and expenses
Cost of goods sold (exclusive of depreciation)	478,994	491,350	428,257
Selling, general and administrative expenses	56,599	59,155	51,943
Provision for depreciation	6,224	6,394	6,122
Provision for amortization	606	219	208
Research and development expenses	2,202	2,624	2,036
Net losses (gains) on metal derivative activities	2,088	(1,524)	(110)
Restructuring	916	-	-
Other expense (income), net	529	298	(209)
	548,158	558,516	488,247
Income before taxes on income	26,033	28,245	38,755
Provision for taxes on income	10,001	10,850	14,881
Net income	$16,032	$17,395	$23,874

The accompanying notes are an integral part of the financial statements.

Alcoa Home Exteriors, Inc.
Statements of Enterprise Capital
Years Ended December 31, 2005, 2004 and 2003

(in thousands of dollars)

				Accumulated
		Net		Other
	Comprehen-	Intercompany		Comprehen-	Total
	sive	Balance With	Divisional	sive	Enterprise
	Income	Alcoa	Equity	Loss	Capital

Balance at January 1, 2003 *		$(25,335)	$88,538	$(4,662)	$58,541
Comprehensive income-2003:
Net income-2003	$23,874		23,874		23,874
Change in minimum pension liabilities,
net of tax benefit of $98	(161)			(161)	(161)
Comprehensive income	$23,713
Net change in receivables/payables with Alcoa		3,611	-	-	3,611
Balance at December 31, 2003		(21,724)	112,412	(4,823)	85,865
Comprehensive income-2004:
Net income-2004	17,395		17,395		17,395
Change in minimum pension liabilities,
net of tax benefit of $604	(989)			(989)	(989)
Comprehensive income	$16,406
Restricted stock awards			208		208
Net change in receivables/payables with Alcoa		(51,587)	-	-	(51,587)
Balance at December 31, 2004		(73,311)	130,015	(5,812)	50,892
Comprehensive income-2005:
Net income-2005	16,032		16,032		16,032
Change in minimum pension liabilities,
net of tax benefit of $3,290	(5,391)			(5,391)	(5,391)
Unrecognized gains on natural gas derivatives,
net of tax of $586:
Net change of periodic revaluations	1,783
Net amount reclassified to income	(823)
Net unrecognized gain on natural gas derivatives	960	(960)		960	-
Comprehensive income	$11,601
Restricted stock awards			441		441
Net change in receivables/payables with Alcoa		(418)	-	-	(418)
Balance at December 31, 2005		$(74,689)	$146,488	$(10,243)	$61,556

*Amounts have been restated to conform with the change in inventory policy from last-in, first-out to first-in, first out (Note B).

The accompanying notes are an integral part of the financial statements.

Alcoa Home Exteriors, Inc.
Statements of Cash Flows
Years Ended December 31, 2005, 2004 and 2003

(in thousands of dollars)

	2005	2004	2003

Cash from operations
Net income	$16,032	$17,395	$23,874
Adjustments to reconcile net income to cash from
operations:
Depreciation and amortization	6,830	6,613	6,330
Change in deferred income taxes	1,647	307	4,524
Restructuring	916	-	-
Restricted stock	441	208	-
Loss (gain) on sale of assets	2	(58)	4
Increase (decrease) in cash due to changes in
operating assets and liabilities
Receivables	(15,076)	31,464	(20,375)
Inventories	(24,952)	(7,400)	(3,685)
Net receivables/payables with Alcoa and subsidiaries	(418)	(51,587)	3,611
Prepaid expenses and other current assets	20	(6)	62
Accounts payable and accrued expenses	33,786	4,706	11,466
Pension and other postretirement benefits	2,285	468	(1,344)
Accrued warranties	(5,873)	(6,423)	(7,277)
Accrued taxes, other than income taxes	159	308	(793)
Other	(222)	(625)	91
Cash from (used for) operations	15,577	(4,630)	16,488
Financing activities
Net changes in short-term borrowings	(7,912)	13,882	122
Cash (used for) from financing activities	(7,912)	13,882	122
Investing activities
Capital expenditures	(7,888)	(9,949)	(11,855)
Proceeds from sale of facilities	223	697	458
Business acquisitions	-	-	(5,260)
Cash used for investing activities	(7,665)	(9,252)	(16,657)
Net change in cash and cash equivalents	-	-	(47)
Cash and cash equivalents at beginning of year	2	2	49
Cash and cash equivalents at end of year	$2	$2	$2

The accompanying notes are an integral part of the financial statements.

Alcoa Home Exteriors, Inc.
Notes to Financial Statements
Years Ended December 31, 2005, 2004 and 2003

(in thousands of dollars)

A.  Description of Business

Alcoa Home Exteriors, Inc. (“AHE” or the “Company”), headquartered in Pittsburgh, PA, is one of the leading North American designers and manufacturers of home exterior solutions such as vinyl and aluminum siding, soffit, fascia, trim, rain removal systems, designer accents, and decking and railing for the residential remodeling, new construction and light commercial markets. Products are made of both metals and plastics. Exterior metal products and injection molded designer accents include casings, moldings, mantels, shutters, surrounds and vents.

The Company serves the entire U. S., and is particularly dedicated in the remodeling and repair markets of the Northeast and Midwest. The Company distributes its products in the U. S. through a network of distributors serving both the wholesale and retail distribution channels. The Company has five U. S. manufacturing facilities, none of which is represented by a union. Vinyl products are manufactured in Atlanta, GA, Denison, TX and Stuarts Draft, VA, while metal products are manufactured in Sidney, OH and injection molded products in Gaffney, SC.

On January 15, 2003 AHE purchased selected fixed assets in Atlanta, GA from Exterior Systems, Inc. (a subsidiary of Owens Corning) for $5,500 in cash. This acquisition was accounted for using the purchase method of accounting. Results of operations of the acquired businesses are included in the statements of income from the respective dates of the acquisition. Pro forma results of the Company, assuming all acquisitions had been made at the beginning of each period presented, would not have been materially different from the results reported.

B.  Summary of Significant Accounting Policies

Basis of Presentation
The financial statements have been carved out from the books and records of Alcoa Inc. (“Alcoa”). The statements of income include all items of revenue and income generated by the Company and all items of expense directly incurred by the Company. These include expenses charged to the Company by Alcoa in the normal course of business. The financial statements reflect amounts that have been pushed down from Alcoa in order to depict the financial position, results of operations and cash flows of the Company on a stand-alone basis. As a result of recording these amounts, the financial statements of the Company may not be indicative of the results that would be presented if the Company had operated as an independent stand-alone entity. For additional information concerning expenses charged to the Company by Alcoa see Note F.

Use of Estimates
The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Areas that require significant judgments, estimates and assumptions include the accounting for warranty obligations, pension and other post-retirement benefits, revenue recognition, environmental matters, the testing of goodwill for impairment and tax matters. Management uses historical experience and all available information to make these judgments and actual results could differ from those estimates upon subsequent resolution of some matters.

Risks and Uncertainties
PVC resin and aluminum are major components in the production of siding, designer accents, and injection molding products. Suppliers in these areas are limited and represent a significant portion of total costs. For the years ended December 31, 2005, 2004 and 2003, purchases from Alcoa for aluminum represented 6%, 15% and 13%, respectively, of total cost of goods sold. For the years ended December 31, 2005, 2004 and 2003, purchases from Commonwealth Aluminum for metal, represented 18%, 12% and 12%, respectively, of total cost of goods sold. For the years ended December 31, 2005, 2004 and 2003 purchases from a resin supplier, Shintech, Inc., represented 17%, 11% and 9%, respectively, of total cost of goods sold. For the years ended December 31, 2004 and 2003, purchases from another resin supplier, OxyVinyls, represented 8% and 9%, respectively, of total cost of goods sold. As of December 31, 2005, Commonwealth Aluminum and Shintech, Inc. represented 37% and 34%, respectively, of accounts payable. As of December 31, 2004, Commonwealth Aluminum, Shintech, Inc. and OxyVinyls represented 16%, 33%, and 20%, respectively, of accounts payable.

The Company has two customers, Lansing Building and ABC Supply Company, that comprise in excess of 10% of revenues and receivables. Revenues from Lansing Building represented 15%, 16% and 15%, in 2005, 2004 and 2003, respectively, of total net revenues. Revenues from ABC Supply Company represented 14%, 14% and 13%, in 2005, 2004 and 2003, respectively, of total net revenues. Receivables from Lansing Building represented 13% and 1% in 2005 and 2004, respectively, of total receivables. Receivables from ABC Supply Company represented 22% and 1% in 2005 and 2004, respectively, of total receivables.

Cash and Cash Equivalents
All highly liquid securities with a maturity of three months or less when purchased are considered cash equivalents.

Revenue Recognition and Accounts Receivable
The Company recognizes revenue when title, ownership, and risk of loss pass to the customer in accordance with the provisions of Staff Accounting Bulletin No. 104, Revenue Recognition. Allowances for customer rebates, volume discounts, cash discounts and other customer incentive programs are recorded as a reduction in sales at the time of the sale based upon the historical results to date, estimated future results through the end of the contract period and the contractual provisions of the customer agreements estimated future outcome. The Company offers its customers various on-going sales rebate programs based on percentages agreed upon with the Company’s customers for which the Company estimates the anticipated incentive to be paid and allocates a portion of the estimated cost on an aggregate basis, typically annually. As of December 31, 2005 and 2004, the allowance for discounts and rebates was $2,994 and $5,165, respectively.

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in our existing accounts receivable. As of December 31, 2005 and 2004, the allowance for doubtful accounts was $5,262 and $5,310, respectively. The Company determines the allowance for doubtful accounts based on historical write-off experience. The Company reviews its allowance for doubtful accounts quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance when it is probable the receivable will not be recovered. Bad debt provisions are included in selling, general and administrative expense. The Company does not have any off-balance-sheet credit exposure related to its customers.

Amounts invoiced for shipping and handling costs and the actual costs incurred are included in both revenues and cost of goods sold.

Inventories
Inventories are stated at the lower of cost or market. The Company adopted the first-in, first-out (“FIFO”) method to determine the cost of raw materials, work in process and finished goods on January 1, 2003. The Company previously used the last-in, first-out (“LIFO”) method which is used by Alcoa. Management considers this change to be preferable. Our independent auditors believe that adequate justification for making this change to an accounting method that differs from that historically followed by the Company and used by Alcoa has been not provided to them.

The tax impacts of this change have been included as a component of enterprise capital as of January 1, 2003.

The cost of stores inventories is principally determined under the average-cost-method.

Properties, Plants and Equipment
Properties, plants and equipment are recorded at cost. Depreciation is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets, between 20 and 33 years for structures, and between 7 and 15 years for machinery and equipment. Properties, plants and equipment are evaluated for impairment when indicators of impairment exist. Gains or losses from the sale of assets are included in other income. Repairs and maintenance are charged to expense as incurred.

Computer Software
Software is recorded at cost, including certain costs charged from Alcoa for internally developed software. Amortization is recorded principally on the straight-line method at rates based on the estimated useful lives of the assets, averaging 10 years for the software costs of the Alcoa Enterprise Business Solutions (“EBS”) systems and 3 years for all other software.

Goodwill and Other Intangible Assets
Goodwill is not amortized. The carrying value of goodwill is tested at least annually for impairment. The evaluation of impairment involves comparing the current fair value of the business to the recorded value (including goodwill). The Company uses a discounted cash flow model (DCF model) to determine the current fair value of the business. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including markets and market share, sales volumes and prices, costs to produce, and working capital changes. Management considers historical experience and all available information at the time fair value is estimated. However, actual fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of goodwill. If it is determined that the carrying value exceeds the fair value, an impairment loss is recognized. Intangible assets with finite useful lives are amortized generally on a straight-line basis over the periods benefited, with a weighted average useful life of approximately 15 years.

Warranties
The Company provides limited lifetime warranties to the original homeowner on all vinyl, metal, and injection molded products. Warranties to parties other than the original buyer are pro-rated, with a portion of the coverage extending up to 50 years from the date of installation. The accrued warranty liability represents management’s estimate of the liability resulting from both general product defect warranty claims and specifically identified product defect claims. The general warranty liability was calculated as of December 31, 2005 based on management’s best estimate of future claims to be paid as of that date. These accrued warranties as of December 31, 2004 and 2003 were calculated after adjusting the December 31, 2005 balances for actual payments made and an estimate of future warranty costs based on a percentage of revenue associated with the sale of product in each respective year. The specifically identified liability was calculated as of December 31, 2005 based on management’s best estimate of future claims to be paid as of that date. The specifically identified warranty liability relates to products that were discontinued prior to any period presented. The specifically identified liability balances as of December 31, 2004 and 2003 were calculated by increasing the December 31, 2005 liability for actual payments made during 2004 and 2003 as well as an estimate for specific product defects incurred. Warranty liability estimates are determined based on management’s judgment considering factors such as product sales volume, historical and anticipated rates of warranty claims and product replacement and subcontractor labor costs per claim. The Company believes that the accrued warranty reflected in the balance sheets is adequate; however, actual warranty costs in the future could differ from current estimates.

Environmental Expenditures
Expenditures relating to existing conditions caused by past operations, and which do not contribute to future revenues, are expensed as incurred. Liabilities are recorded when remedial efforts are probable, and the costs can be reasonably estimated. The liability includes costs such as site investigations, consultant fees, feasibility studies, outside contractor, and monitoring expenses. Estimates for post-closure monitoring have been discounted at the risk-free treasury rate, but are not reduced by potential claims for recovery. Post-closure monitoring costs have been estimated at 20 years as of December 31, 2005. Claims for recovery are recognized as agreements are reached with third parties. Any recorded liability is periodically reviewed and adjusted to reflect current remediation progress, prospective estimates of required activity and other factors that may be relevant, including changes in technology or regulations. Total environmental accruals, related to the post-closure monitoring costs for the closed Stolle landfill in Ohio, were $503 and $518 at December 31, 2005 and 2004, respectively, of which $40 and $40, at December 31, 2005 and 2004, respectively, were included in other current liabilities.

Casualty Losses
The Company is self-insured for health care coverage, workers’ compensation, and general liability. Liabilities are recorded when they are probable and estimable as of the reporting date. The Company relies on historical trends and the use of third-party consultants when determining the appropriate reserves.

Accounts Payable Arrangements
AHE participates in computerized payable settlement arrangements with certain vendors and third-party intermediaries. The arrangements provide that, at the vendor’s request, the third-party intermediary advances the amount of the scheduled payment to the vendor, less an appropriate discount, before the scheduled payment date. AHE makes payment to the third-party intermediary on the date stipulated with its vendors. The amounts outstanding under these arrangements that will be paid through the third-party intermediaries are classified as short-term borrowings in the balance sheet and as cash provided from financing activities in the statement of cash flows. All amounts in short-term borrowings of December 31, 2005 and 2004 relate to this program. Interest expense, included in other expense (income) on the statements of income, related to this program was $550, $255 and $0 for the years ended December 31, 2005, 2004 and 2003, respectively.

Derivatives
Aluminum
The Company is exposed to fluctuations in aluminum prices resulting from its sales, purchases and ownership of aluminum products. Periodically, the Company measures its net exposure and enters into aluminum hedge contracts with its parent company for a portion of this risk. Management enters into these agreements in an effort to manage the risk related to fluctuations in aluminum prices not to speculate on the market. These contracts have not been accounted for as hedges, as the specific documentation requirements of the derivatives accounting standards have not been met. The contracts consist of forward purchases and sales and generally mature within 12 months. The net realized and unrealized gains and losses resulting from these contracts are recognized in net losses (gains) on derivative activities on the statement of income during each accounting period.

Natural Gas
The Company uses derivative instruments for purposes other than trading. Fair value gains of cash flow hedging contracts for natural gas were $1,546 at December 31, 2005 and were recognized in accumulated other comprehensive loss and net intercompany balance with Alcoa and subsidiaries within enterprise capital. AHE anticipates the continued requirement to purchase natural gas for its operations. The Company enters into futures and forward contracts with its parent company to reduce volatility in the price of natural gas.

Income Taxes
The provision for income taxes has been calculated on a “separate return” basis on the statement of income and is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce the deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company is included in Alcoa’s U.S. consolidated tax return. As such, amounts payable or receivable for U.S. income taxes are reflected in net intercompany balance with Alcoa and subsidiaries within enterprise capital.

Stock-Based Compensation
Certain employees of the Company receive stock options under Alcoa’s stock incentive plans. Stock options under Alcoa’s stock incentive plans have been granted, at not less than market prices on the dates of grant. The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations using the intrinsic value method which resulted in no compensation costs for options granted. In addition to stock option awards, beginning in 2004, Alcoa granted stock awards and performance share awards that vest over three years from the date of grant. Compensation expense for stock awards is calculated based on the fair value at the grant date, and compensation expense for performance share awards is based on the fair value on the date the performance criteria is determined. The after-tax expenses for these awards in 2005 and 2004 were $274 and $129, respectively.

Stock option features based on the date of original grant are as follows:

Date of Original Grant	Vesting		Term	Reload Feature

2002 and Prior	One year		10 years	One reload over option term
2003	3 years (1/3 each year	)	10 years	One reload in 2004 for 1/3 vesting in 2004
2004 and Forward	3 years (1/3 each year	)	6 years	None

The Company’s net income would have been reduced to the pro forma amounts shown below if compensation cost had been determined based on the fair value of the options at the grant dates in accordance with SFAS Nos. 123 and 148, Accounting for Stock Based Compensation.

	For the Year Ended December 31,
	2005	2004	2003

Net income, as reported	$16,032	$17,395	$23,874
Less: compensation cost determined under
the fair value method, net of tax	859	429	332

Pro forma net income	$15,173	$16,966	$23,542

Alcoa currently discloses the pro forma and actual compensation expense related to retiree-eligible employees using the nominal vesting approach, in which the compensation expense is recognized ratably over the original vesting period. Upon adoption of SFAS No. 123 (revised 2004) Share-Based Payment (“SFAS No. 123(R)”), the Company is required to recognize compensation expense for these employees using the non-substantive vesting period approach, in which the compensation expense is recognized ratably over the requisite service period following the date of grant. The impact of this change on the attribution period would not have had a material impact on the results of operations for the periods presented herein.

In anticipation of the adoption of SFAS No. 123(R), the Company switched from the Black-Scholes pricing model to a lattice model to estimate fair value at grant date for options granted in 2005. The financial impact of this change was not material.

The fair value of each option is estimated on the date of grant or subsequent reload using the lattice or Black-Scholes pricing model with the following assumptions:

		December 31,
	2005	2004	2003

Average risk free interest rate	2.65-4.2%	2.1%	2.2%
Expected dividend yield	1.8%	1.6%	2.5%
Expected volatility	27-35%	32%	38%
Expected life (years):
New option grants	3.8	3.0	3.0
Reload option grants	-	3.0	2.5
Exercise behavior assumption	32	-	-
Weighted average fair value per option	$6.18	$7.75	$5.49

On December 31, 2005 Alcoa accelerated the vesting of 152,067 unvested stock options granted to AHE employees in 2004 and on January 13, 2005. The 2004 and 2005 accelerated options have weighted average exercise prices of $35.60 and $29.54, respectively. The decision to accelerate the vesting of the 2004 and 2005 options was made primarily to avoid recognizing the related compensation cost in future financial statements upon the adoption of SFAS 123(R), which Alcoa and the Company will adopt on January 1, 2006 when it is required. The accelerated vesting of the 2004 and 2005 stock options will reduce after-tax stock option compensation expense by $403 in 2006 and 2007.

Acquisitions
The Company’s acquisitions are accounted for using the purchase method. The purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair market values. Any excess purchase price over the fair market value of the net assets acquired is recorded as goodwill. For all acquisitions, operating results are included in the statements of income since the dates of the acquisitions.

Change in Vacation Policy
Effective January 1, 2004, the Company changed its policy for vacation for salaried and non-union hourly employees from a vacation policy which was based on eligibility from prior year’s service to one which is earned throughout the year for each day worked. The impact of this change in policy was a reduction in expense in 2003 of approximately $2,900.

Recently Issued Accounting Standards
In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, Inventory Costs - Amendment of ARB No. 43, Chapter 4. This standard provides clarification that abnormal amounts of idle facility expense, freight, handling costs, and spoilage should be recognized as current-period charges. Additionally, this standard requires that allocation of fixed production overhead related to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this standard are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of this standard on AHE’s financial results.

SFAS No. 123 (revised 2004), Share-Based Payment, was issued in December 2004. This standard requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. The effective date is the first annual reporting period beginning after June 15, 2005. The Company is currently evaluating pricing models and the transition provisions of this standard and will begin expensing stock options in 2006.

C.  Inventories

	December 31,
	2005	2004

Raw materials	$29,295	$12,475
Work in process	16,596	14,350
Finished goods	31,278	25,265
Stores	4,143	4,270
	$81,312	$56,360

D.  Properties, Plants and Equipment, Net

	December 31,
	2005		2004

Land	$723		$723
Structures	36,637		36,311
Machinery and equipment	133,066		128,281
	170,426		165,315
Less: Accumulated depreciation	125,974		120,072
	44,452		45,243
Construction work-in-progress	5,195	*	6,792	*
	$49,647		$52,035

*Project costs associated with EBS are included in this balance, and at December 31, 2005 and 2004, totaled $1,262 and $3,236, respectively. Upon completion, these software costs are capitalized and re corded as computer software.

E.  Other Intangible Assets
	December 31,
	2005		2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Patents and trademarks	$710	$(267)	$710	$(178)

Amortization of intangible assets is estimated to be approximately $89 each year from 2006 through 2010.

F.  Related Party Transactions

The Company buys products and services from and sells products to various related companies, Alcoa and its subsidiaries, at negotiated prices between the two parties. Prior to January 1, 2006, this included the purchase of aluminum from another Alcoa subsidiary to the Company. These transactions are recorded as inventory and net intercompany balances with Alcoa and subsidiaries in enterprise capital on the balance sheet and cost of goods sold on the statement of income. Purchases from Alcoa totaled $27,433, $75,027 and $57,405 for the years ended December 31, 2005, 2004 and 2003, respectively. The 2005 purchases included a payment of approximately $1,900 for a fee associated with the early termination of an aluminum contract.

The Company also sells to a Japanese sales subsidiary of Alcoa. These transactions are recorded as net intercompany balances with Alcoa and subsidiaries in enterprise capital on the balance sheet and as related party sales on the statement of income. Sales to Alcoa from AHE totaled $411, $303 and $393 for the years ended December 31, 2005, 2004 and 2003, respectively.

Alcoa charges the Company for various services including financial shared services (accounts receivable, accounts payable, shared ledger, payroll, etc.), insurance, credit and collection, audit, energy management, legal, environmental health and safety, metals management, information technology and other administrative costs. These charges are allocated primarily based on headcount. Insurance costs are allocated based upon historical claims cost per person for the Company. In addition, the Company is included in Alcoa’s U.S. consolidated tax return. As such, amounts payable or receivable for U.S. income taxes are reflected in net intercompany balances with Alcoa and subsidiaries in enterprise capital on the balance sheet. The expenses charged to the Company by Alcoa in the normal course of business consist of the following, and are reflected in cost of goods sold and selling, general and administrative expenses in the statements of income and enterprise capital:

	For the Year Ended December 31,
	2005	2004	2003
Information technology	$2,539	$2,105	$1,839
Accounting, procurement and tax	1,427	1,044	1,081
Human resources	879	932	746
Insurance	614	640	564
Environmental, health & safety	344	538	467
Legal	159	187	192
Other services	197	191	155
	$6,159	$5,637	$5,044

G.  Lease Expense

The Atlanta, GA manufacturing facility, research and development facility in Sidney, OH, corporate headquarters offices in Pittsburgh and seven other warehouses in close proximity to its manufacturing facilities (ranging in size from 10,640 to 250,000 square feet) are subject to operating lease agreements of the Company, some of which contain renewal options, escalation clauses and requirements that the Company pay taxes, insurance and maintenance costs. Automobiles and other mobile equipment subject to non-cancelable operating lease agreements of Alcoa, some of which contain renewal options, escalation clauses and requirements that the Company pay taxes, insurance and maintenance costs.

Total expense for all leases was $6,321, $5,789 and $5,528 in 2005, 2004 and 2003, respectively. Under long-term leases, minimum annual rentals are $3,158 in 2006, $1,563 in 2007, $1,100 in 2008, $125 in 2009, and a total of $0 for 2010 and thereafter. Several of the leases above are in the process of renegotiation and therefore, are not reflected in future minimum annual rentals.

H.  Restructuring

During the year ended December 31, 2005, AHE incurred $916 in restructuring costs of which $701 was for lay-off costs and $215 was for the loss on sale of a closed facility. The lay-off costs related to the elimination of several operations employees and the movement of the customer service centers from each local facility to headquarters in Pittsburgh, PA in order to optimize and streamline operations. As of year end December 31, 2005, the remaining liability is $558, which is included in accrued compensation and benefits and expected to be paid within the next year.

In 2005, the land, structures and machinery and equipment of the closed Princeville facility were sold for $439 in cash, resulting in a loss of $215 which was recorded in restructuring in the statement of income. These assets are considered assets held for sale as of December 31, 2004 and are included in other assets.

I.  Pensions and Other Postretirement Benefit Plans

The Company maintains several noncontributory defined benefit pension plans that primarily cover all regular employees in the United States who have attained age 21 with one year of vesting service. The plans provide pension benefits based on a formula that considers length of service and earnings during years of service.

The Company also maintains postretirement benefit plans that provide certain U.S. retired employees with health care and life insurance benefits. Employees of AHE hired prior to January 1, 2002, who are not covered by any other Alcoa postretirement plan, may become eligible for these health care benefits if they work for AHE until retirement age.

The obligations, plan assets and funded status are:

	For the Year Ended December 31,
	Pension Benefits		Postretirement Benefits
	2005	2004	2005	2004
Change in projected benefit obligation
Benefit obligation at beginning of year	$151,041	$138,123	$23,247	$21,416
Service cost	3,931	3,469	267	256
Interest cost	8,944	8,471	1,352	1,161
Actuarial losses	7,663	5,668	335	2,121
Benefits paid, net of participants' contributions	(4,913)	(4,690)	(1,576)	(1,707)
Projected benefit obligation at end of year	$166,666	$151,041	$23,625	$23,247
Change in plan assets
Fair value of plan assets at beginning of year	$128,412	$119,321	$-	$-
Actual return on plan assets	9,125	14,060	-	-
Benefits paid	(4,812)	(4,579)	-	-
Administrative expenses	(448)	(390)	-	-
Fair value of plan assets at end of year	$132,277	$128,412	$-	$-
Funded status	$(34,389)	$(22,629)	$(23,625)	$(23,247)
Unrecognized net actuarial losses	29,141	20,138	926	576
Unrecognized net prior service cost (benefit)	592	646	(8,513)	(9,077)
Net amount recognized	$(4,656)	$(1,845)	$(31,212)	$(31,748)
Amounts recognized in the balance sheet consist of:
Intangible pension asset	$592	$646	$-	$-
Accrued compensation and benefits	-	-	(1,576)	(1,576)
Accrued benefit liability	(23,288)	(11,850)	(29,636)	(30,172)
Accumulated other comprehensive loss	18,040	9,359	-	-
Net amount recognized	$(4,656)	$(1,845)	$(31,212)	$(31,748)

Components of net periodic benefit costs are:

	Pension Benefits
	For the Year Ended December 31
	2005	2004	2003
Expense
Service cost	$3,931	$3,469	$3,000
Interest cost	8,944	8,471	8,000
Expected return on plan assets	(10,729)	(10,625)	(10,400)
Amortization of prior service cost	54	57	100
Recognition of actuarial losses	722	171	-
Amortization of transition obligation	-	-	(600)
Total Expense	$2,922	$1,543	$100

	Postretirement Benefits
	For the Year Ended December 31
	2005	2004	2003
Expense
Service cost	$267	$256	$235
Interest cost	1,352	1,161	1,403
Amortization of prior service cost (benefit)	(564)	(564)	(540)
Recognition of actuarial gains	(15)	(110)	(36)
Total Expense	$1,040	$743	$1,062

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act introduced a prescription drug benefit under Medicare (“Medicare Part D”), as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Currently, the Company pays a portion of the prescription drug cost for retirees. The benefits were determined to be actuarially equivalent based on an analysis of the Company’s existing prescription drug plan provisions and claims experience as compared to the Medicare Part D prescription drug benefit that will be effective in 2006. As of December 31, 2005 and 2004, AHE recognized the effects of the Act in the measure of its Accumulated Postretirement Benefit Obligation (“APBO”) for retiree groups in accordance with FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. At December 31, 2003, recognition of the subsidy for retiree groups as an offset to plan costs resulted in a $2,860 reduction in the APBO. The reduction in the APBO is included with other unrecognized net actuarial losses. The Company has not reflected any changes in participation in the company plan as a result of the Act. The reduction in APBO represents the value of the subsidy and does not reflect any other changes. The subsidy is estimated to reduce the prescription drug portion of the per capita cost by 24% for Medicare-eligible retirees. The net periodic benefit cost for postretirement benefits for the years ended December 31, 2005 and 2004 reflected a reduction of $262 and $258, respectively related to the recognition of the federal subsidy under Medicare Part D.

Subsequent net periodic postretirement benefit costs will be adjusted to reflect the lower interest cost due to the lower APBO. To the extent deferred gains and losses exceed certain thresholds, the excess will continue to be recognized as prescribed under SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions.

The unrecognized net actuarial loss for pension benefit plans at December 31, 2005 of $29,141 and the unrecognized net actuarial loss for postretirement benefit plans at December 31, 2005 of $926 primarily resulted from the decline in interest rates over the past four years. To the extent those losses exceed certain thresholds, the excess will continue to be recognized. Generally, these amounts are amortized over the estimated future service of plan participants, which is 17 years.

The unrecognized prior service benefit for postretirement benefit plans at December 31, 2005 of $8,513 primarily resulted from the implementation of RetireeChoice for medical benefits in 2002. This unrecognized prior service benefit will be amortized into income over the estimated future service of plan participants, which is 17 years.

The discount rate is determined using a yield curve model developed by the company’s external actuaries. The plan’s projected benefit obligation cash flows are discounted using yields on high quality corporate bonds to produce a single equivalent rate. The plan’s cash flows have an average duration of 16 years.

The expected return on plan assets is based on historical performance as well as expected future rates of return on plan assets considering the current investment portfolio mix and the long-term investment strategy. The 10-year moving average of actual performance has consistently exceeded 9% over the past 20 years.

The accumulated benefit obligation for all defined benefit plans was $155,565 and $140,263 as of December 31, 2005 and 2004, respectively.

Weighted average assumptions used to determine the benefit obligations are as follows:
	2005	2004
Assumptions as of December 31
Discount rate	5.70%	6.00%
Rate of compensation increase	4.00%	4.50%
Weighted average assumptions used to determine the net periodic benefit cost are as follows:

Assumptions for the year ended December 31	2005	2004	2003
Discount rate	6.00%	6.25%	6.75%
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%
Rate of compensation increase	4.50%	5.00%	5.00%

Assumed health care cost trend rates are as follows:

Healthcare trend rates rates for the year ended December 31	2005	2004	2003
Assumed for the next year	8.00%	8.00%	9.00%
Rate to which the cost trend rate gradually declines	5.00%	5.00%	5.00%
Year the rate reaches the rate at which it is assumed to remain	2010	2009	2009

Actual annual company health care trend experience over the past three years has ranged from 5.0% to 7.5%. The 8% trend rate will be maintained for 2006. Assumed health care cost trend rates have an effect on the amounts reported for the health care plan. A one-percentage point change in these assumed rates would have the following effects:
	December 31, 2005
	1%	1%
	Increase	Decrease

Effect on total service and interest cost components	$109	$(94)

Effect on postretirement benefit obligations	$1,931	$(1,660)

Plan Assets
The Company’s pension plan assets are part of the Alcoa Master Trust arrangement and follow Alcoa’s pension and postretirement plans’ investment policy. The weighted average asset allocations at December 31, 2005 and 2004, and target allocations for 2006, by asset category, are as follows:

		Plan	Plan
		Assets at	Assets at
	Policy	December 31,	December 31,	Target %
Asset Category	Range	2005	2004	2006

Equity securities	35-60%	57%	56%	53%
Debt securities	30-55%	34	35	35
Real estate	5-15%	5	5	6
Other	0-15%	4	4	6
		100%	100%	100%

The basic goal underlying the pension plan investment policy is to ensure that the assets of the plan, along with expected plan sponsor contributions, will be invested in a prudent manner to meet the obligations of the plan as those obligations come due. Investment practices must comply with the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and any other applicable laws and regulations. Numerous asset classes with differing expected rates of return, return volatility, and correlations are utilized to reduce risk by providing diversification. Debt securities comprise a significant portion of the portfolio due to their plan-liability matching characteristics and to address the plan’s cash flow requirements. Additionally, diversification of investments within each asset class is utilized to further reduce the impact of losses in single investments. The use of derivative instruments is permitted where appropriate and necessary for achieving overall investment policy objectives

Cash Flows
No pension plan contributions were made nor required in 2005 or 2004. The minimum required cash contribution to the pension plan in 2006 is estimated to be $0. Benefit payments expected to be paid to plan participants and expected subsidy receipts are as follows:

		Post-
	Pension	Retirement
Years Ended December 31	Benefits	Benefits

2006	$4,985	$1,347
2007	5,082	1,437
2008	5,394	1,512
2009	5,706	1,581
2010	6,016	1,634
2011 through 2015	38,794	8,854
Total for the next 10 years	$65,977	$16,365

Other Plans
In addition, the Company has defined contribution plans that cover substantially all employees. Contributions to the plans were $2,532, $2,362 and $2,073 in 2005, 2004, and 2003, respectively.

J.  Income Taxes

The provision for taxes on income consisted of:

	For the Year Ended December 31
	2005	2004	2003

Current
U.S. federal	$7,373	$9,306	$9,141
State and local	981	1,237	1,216
	8,354	10,543	10,357
Deferred
U.S. federal	1,454	271	3,993
State and local	193	36	531
	1,647	307	4,524
	$10,001	$10,850	$14,881

Reconciliation of the U.S. federal statutory rate to the effective rate follows.

	2005	2004	2003

U.S. federal statutory rate	35.0%	35.0%	35.0%
State tax net of federal benefit	2.9	2.9	2.9
Other	0.5	0.5	0.5
Effective tax rate	38.4%	38.4%	38.4%

The components of net deferred tax assets and liabilities at December 31 follow.

	2005	2004

Deferred tax assets
Employee benefits	$21,728	$17,634
Warranty and other provisions	13,181	16,235
Inventories	3,694	2,907
	$38,603	$36,776

Deferred tax liabilities
Depreciation	$(2,101)	$(1,917)
	$(2,101)	$(1,917)

Net deferred tax assets	$36,502	$34,859

K.  Financial Instruments

The carrying amounts of the Company’s financial instruments approximate fair value because of the short maturity of the instruments.

L.  Supplemental Cash Flow Information

During 2003 and 2004, AHE received the final proceeds of $458 and $42, respectively related to the sale of its former Minneapolis facility which was sold in 2002.

M.  Contingencies and Commitments

Litigation
Various lawsuits, claims and proceedings have been or may be instituted or asserted against entities within the Company, including those pertaining to environmental, product liability, and safety and health matters. While the amounts claimed may be substantial, the ultimate liability cannot be determined now because of the considerable uncertainties that exist. Therefore, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies. However, based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a materially adverse effect on the Company’s financial position.

As of December 31, 2005 and 2004, the receivables of AHE include $3,143, excluding finance charges, in unpaid receivables from Jones and Brown, a distributor who is no longer in business. AHE has reserved $2,743 in their allowance for doubtful accounts for a net receivable of $400 as of December 31, 2005 and 2004. Prior to the dissolution of the business Jones and Brown, AHE and Southwest Bank entered into various agreements which included providing for AHE to receive a note and a security interest in the distributor’s receivables. Upon the dissolution of Jones and Brown, the remaining assets of Jones and Brown were collected by Southwest Bank, who provided Jones and Brown’s line of credit, and none were forwarded to AHE. AHE is seeking recovery of these receivables from Southwest Bank. A summary judgment motion has been filed with the court by AHE. This matter is still pending. Management believes that their reserve is adequate; however, actual receipts from this claim in the future could differ from current estimates.

Warranties
The following is a rollforward of the warranty accrual:

	For the Year Ended
	December 31
	2005	2004

Beginning balance - January 1	$30,358	$36,781
Payments on current and discontinued products	(10,327)	(10,138)
Accruals on current products	4,454	3,715
End of year - warranty accrual	$24,485	$30,358

In January 2005, AHE settled a claim for alleged product and construction defects relating to the use of the Alcoa Homecrest Roofing System in the Kiahuna Plantation condominium complex in 1993 and 1994 for $1,200, which was fully accrued as of December 31, 2002. The first $350 was paid in 2005 with the remainder to be paid as replacement work is completed with any final payment due in December 2006.

From 1991 through 1994 AHE sold 1.12 million squares product with defective film known as Lake Forest. Management has accrued its best estimate of the ultimate cost of replacing the defective product as of the end of each year. Payments for Lake Forest have been $4,798, $5,367 and $6,494 for the years ended December 31, 2005, 2004 and 2003, respectively. The remaining liability has been estimated at $7,822 and $12,620 as of December 31, 2005 and 2004, respectively.